Exhibit (j)(1)

Stradley Ronon Stevens & Young, LLP

1250 Connecticut Avenue, N.W., Suite 500

Washington, D.C. 20036

Telephone 202-822-9611

Fax 202-822-0140

www.stradley.com

April 26, 2017

VanEck VIP Trust

666 Third Avenue

New York, NY 10017

Re:	Post-Effective Amendment No. 80 to the Registration
Statement of VanEck VIP Trust

Ladies and Gentlemen:

We have acted as counsel to VanEck VIP Trust, a Massachusetts business trust (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”), of each series of the Trust (each a “Fund”) listed on Appendix A.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

We have examined the Trust’s Master Trust Agreement, certain resolutions adopted by the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated April 21, 2017 from the State of Massachusetts.

We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Fund, under the Investment Company Act and the Securities Act (the “Registration Statement”), as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the law of the Commonwealth of Massachusetts governing the issuance of the Shares of the Funds and the reported case law

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

VanEck VIP Trust

April 26, 2017

thereunder, and does not extend to the securities or “blue sky” laws of the State of Massachusetts or other States.

We have assumed the following for purposes of this opinion:

1.       The Shares will be issued in accordance with the Trust’s Master Trust Agreement, as amended and restated on April 15, 2016, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.

2.       The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY:	/s/ Fabio Battaglia
Fabio Battaglia, a Partner

VanEck VIP Trust

April 26, 2017

APPENDIX A

VanEck VIP Emerging Markets Fund

VanEck VIP Global Hard Assets Fund

VanEck VIP Global Gold Fund

VanEck VIP Long/Short Equity Index Fund

VanEck VIP Unconstrained Emerging Markets Bond Fund